Hancock Jaffe Laboratories, Inc. Announces Full Exercise of $1,125,000 Underwriter’s Over Allotment

Irvine, Calif., June 12, 2018 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI, HJLIW), a company specializing in bioprosthetic medical devices to establish improved standards of care for treating cardiac and vascular diseases, today announced that Network 1 Financial Securities, Inc., the managing underwriter for the company’s recent initial public offering (“IPO”), has exercised the full underwriters’ over-allotment option of 225,000 units, at the IPO price of $5.00 per unit. Each unit consists of one share of common stock and a warrant to purchase one share of common stock. Gross proceeds from the exercise of the over-allotment option amount to $1,125,000 before underwriting discounts and commissions, bringing the total gross proceeds from the IPO to $8,625,000 before underwriting discounts and commissions.

Additionally, the company announced that it has filed a new registration statement today with the Securities and Exchange Commission (“SEC”) on Form S-1, to register for resale a portion of the common stock issued upon conversion of previously outstanding convertible promissory notes, and common stock that is issuable upon exercise of certain outstanding warrants, the remainder of which had been registered pursuant to the registration statement filed concurrently with the IPO.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hancock Jaffe Laboratories, Inc.

HJLI specializes in developing and manufacturing bioprosthetic medical devices to establish improved standards of care for treating cardiac and vascular diseases. HJLI currently has three product candidates: the porcine tissue based VenoValve®, which is intended to be surgically implanted in the deep venous system of the leg to treat Chronic Venue Insufficiency; the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery, and a porcine tissue based heart valve, which based upon its relatively small size and increased output, is an ideal candidate for pediatric aortic/mitral valve replacement.

HJLI Press Contacts:

Robert Berman, CEO

Tel: 949-261-2900

Email: RBerman@HancockJaffe.com

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